Exhibit 99.1

News

release

FOR IMMEDIATE RELEASE

Contact:	Greg Mann
Director
Corporate Communications & Investor Relations
(510) 608-6500 or (510) 284-6566

Abgenix Announces Second Quarter 2005 Financial Results

Strategic Review Results in Special Charges

FREMONT, Calif.—July 26, 2005—Abgenix, Inc. (Nasdaq: ABGX) today reported financial results for the second quarter ended June 30, 2005. In light of the special charges resulting from the completion of a strategic review and restructuring during the second quarter, the company is presenting financial results under generally accepted accounting principles (GAAP) and non-GAAP for the period. A reconciliation of the GAAP and non-GAAP financial results is set forth at the end of this press release.

Financial Results

The company reported a net loss on a GAAP basis of $84.1 million, or $0.94 per share, for the second quarter of 2005, compared to $60.6 million, or $0.68 per share, for the same period in 2004.  The financial results for the second quarter of 2005 include restructuring charges of $14.7 million and a charge for impairment of intangible assets of $25.0 million. For the second quarter of 2004, financial results included a charge for impairment of intangible assets of $17.2 million.  Excluding charges for restructuring and impairments, the loss on a non-GAAP basis for the second quarter of 2005 was $44.4 million, or $0.49 per share, compared to $43.4 million, or $0.49 per share, for the same period in 2004.

Net cash used in operating activities in the second quarter of 2005 was $24.3 million, compared to $37.3 million in the same quarter of 2004.  Cash, cash equivalents and marketable securities totaled approximately $378.0 million as of June 30, 2005.

“During the second quarter, we concluded our strategic review of programs and resources and now we are executing on the resulting strategy,” said Bill Ringo, president and chief executive officer of Abgenix.  “Considerable progress has been made, including the consolidation of our research activities and commitment to retain and capitalize on our antibody manufacturing capability.  In addition, as we move forward with Amgen on the anticipated BLA submission for panitumumab, our lead product candidate, we have decided to co-promote panitumumab with an Abgenix sales organization in the U.S., data timing and outcome dependent.”

Revenues for the second quarter of 2005 were $3.4 million compared to $5.5 million for the same period in 2004.  Revenues for the second quarter of 2005 included contract revenues, which primarily consisted of fees from technology licensing agreements.  Revenues for the second quarter of 2004 also included manufacturing revenue for the production of an antibody candidate for an Abgenix partner.  The company’s contract revenues generally vary from period to period based on the success of research and development efforts by the company’s collaborators and licensees.

Operating expenses for the second quarter of 2005 were $86.8 million, which include special charges related to restructuring and impairment of intangible assets totaling $39.7 million.  Operating expenses for the same period in 2004 were $66.3 million, which included a special charge of $17.2 million for impairment of intangible assets.  Restructuring charges of $14.7 million in the second quarter of 2005 relate to the recently announced workforce reduction and consolidation of research facilities.  Those charges include $2.7 million in severance benefits and $12.0 million for the write-down of lease obligations and leasehold improvements.  The charge for impairment of intangible assets of $25.0 million in the second quarter of 2005 consists primarily of technology and intellectual property associated with the company’s Selected Lymphocyte Antibody Method (SLAM) technology.  Following the strategic review of its technology portfolio during the second quarter of 2005 and the recent development of additional proprietary methods, the company determined that the fair value of these intangible assets had fallen below their carrying value.  Excluding the special charges in both periods, overall operating costs remained at approximately the same level in the second quarter of 2005 compared to the second quarter of 2004.

Clinical Update

Abgenix is providing an update on a recently completed primary analysis of a randomized Phase 2 study conducted by its partner, Amgen.  That study compared a combination of panitumumab and standard chemotherapy with standard chemotherapy alone in the first line treatment of advanced non-small cell lung cancer.  When compared with chemotherapy alone, the panitumumab combination did not improve time to disease progression, the study’s primary efficacy endpoint. The combination of panitumumab and standard chemotherapy appeared to be generally well tolerated.  Further analysis of the data is ongoing.  Full safety and efficacy results are expected to be presented at a medical meeting later this year.

Second Quarter 2005 and Recent Company Highlights

•                  Data presentations at 41st Annual Meeting of the American Society of Clinical Oncology (ASCO)

•                  Results from an ongoing Phase 2 study demonstrated antitumor activity of panitumumab as a single-agent treatment in patients with metastatic colorectal cancer who have failed standard chemotherapy

•                  Data from a Phase 1 open-label dose escalation trial of panitumumab supporting the antibody’s safety profile and possible flexibility of dosing schedule

•                  Panitumumab development progress

•                  Successful production of conformance lots of panitumumab in preparation for a possible BLA submission

•                  Achieved data cut-off in panitumumab pivotal trial measuring progression free survival in the treatment of colorectal cancer patients who have failed standard chemotherapy regimens

•                  Initiated the Panitumumab Advanced Colorectal Cancer Evaluation (PACCE) study evaluating panitumumab as a first line treatment of metastatic colorectal cancer in combination with chemotherapy and bevacizumab versus chemotherapy and bevacizumab alone

•                  Proprietary and partner pipeline activities

•                  Initiation of patient screening in a multiple dose Phase 1 study of ABX-PTH, Abgenix’s proprietary fully human antibody for the potential treatment of secondary hyperparathyroidism (SHPT)

•                  Submission of an Investigational New Drug Application by Agensys, Inc. for AGS-PSCA, a fully human monoclonal antibody developed with XenoMouse® technology through a licensing arrangement with Abgenix

•                  Completion of strategic review

•                  Optimization of research and pre-clinical programs, including reduction of workforce and facility consolidation

•                  Commitment to retain and support antibody manufacturing for production of panitumumab and other products

•                  Decision to pursue panitumumab co-promotion arrangement with Amgen, contingent on pivotal data outcome

•                  Enhanced leadership team, including the appointments of Michael Gallo, Ph.D., vice president of research; Gregory Yedinak, vice president of manufacturing and facilities; and Larry Green, Ph.D., senior research fellow

Conference call information

Abgenix will hold a conference call today at 4:30 pm ET, 1:30 pm PT to discuss financial results. To participate in the teleconference, please dial 800-798-2884 fifteen minutes before the conference begins. International callers should dial 617-614-6207. The pass code is 58063402. The call also will be webcast live at www.abgenix.com. A replay of the call will be available until August 9, 2005, on the company’s website or by dialing 888-286-8010. International callers should dial 617-801-6888. The replay participant code is 30198294.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through its own development efforts and the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative and co-promotion arrangements and process science and manufacturing activities and about its projected financial results and the achievement of milestone or similar payments, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing, regulatory approval processes, competitive products and services, future capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix, including its Form 10-K for the year ended December 31, 2004, and periodic reports on Form 10-Q and Form 8-K.  Abgenix is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements.

(Tables follow.)

ABGENIX, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Revenues:
Contract revenue	$3,403	$4,189	$6,061	$7,079
Contract manufacturing revenue	—	1,325	—	1,325
Total revenues	3,403	5,514	6,061	8,404

Operating expenses:
Cost of goods manufactured	—	1,857	—	1,857
Research and development	35,545	36,148	71,329	64,605
Manufacturing start-up costs	4,807	2,790	6,784	10,136
General and administrative	5,264	6,477	10,967	13,365
Amortization of intangible assets	1,441	1,791	2,882	3,583
Impairment of intangible assets	25,000	17,241	25,000	17,241
Restructuring and other	14,740	—	14,740	—
Total operating expenses	86,797	66,304	131,702	110,787

Loss from operations	(83,394)	(60,790)	(125,641)	(102,383)

Other income (expenses):
Interest and other income	3,002	1,814	5,958	3,484
Interest expense	(3,725)	(1,647)	(7,067)	(3,290)
Total other income (expenses)	(723)	167	(1,109)	194
Net loss	$(84,117)	$(60,623)	$(126,750)	$(102,189)
Basic and diluted net loss per share	$(0.94)	$(0.68)	$(1.42)	$(1.15)
Shares used in computing basic and diluted net loss per share	89,658	88,673	89,456	88,490

ABGENIX, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)

(in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

GAAP net loss	$(84,117)	$(60,623)	$(126,750)	$(102,189)
Add: Impairment of intangible assets	25,000	17,241	25,000	17,241
Restructuring and other	14,740	—	14,740	—
Non-GAAP net loss	$(44,377)	$(43,382)	$(87,010)	$(84,948)
Basic and diluted non-GAAP net loss per share	$(0.49)	$(0.49)	$(0.97)	$(0.96)
Shares used in computing basic and diluted non-GAAP net loss per share	89,658	88,673	89,456	88,490

(1)  Non-GAAP amounts are intended to illustrate the Company’s results of operations excluding impairment of intangible assets and restructuring charges. The non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

ABGENIX, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)	*

Cash, cash equivalents and marketable securities	$378,003	$416,329
Other current assets	12,176	19,187
Total current assets	390,179	435,516
Property and equipment, net	204,535	223,004
Long-term investments	16,287	23,300
Intangible assets, net	66,908	94,790
Deposits and other assets	35,073	36,108
Total assets	$712,982	$812,718
Deferred revenue	$8,900	$11,692
Accrued restructuring charges	3,637	—
Other current liabilities	19,701	23,257
Total current liabilities	32,238	34,949
Convertible notes	463,636	463,630
Deferred rent	7,354	7,519
Non-current portion of accrued restructuring charges	5,576	—
Other long-term liabilities	52,813	25,626
Redeemable convertible preferred stock	49,869	49,869
Stockholders’ equity	101,496	231,125
Total liabilities and stockholders’ equity	$712,982	$812,718

* Derived from the December 31, 2004 audited financial statements.

Contact Information

Greg Mann

Director, Corporate Communications and Investor Relations

Abgenix, Inc.

(510) 284-6566

Greg.Mann@abgenix.com